UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000
March 18, 2005
Dear Shareholder:
      You are invited to attend our 2005 Annual Meeting of Shareholders on Wednesday, May 4, 2005. The meeting will be held at 10:00 a.m., CDT, in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. After the business session, we will discuss the financial results for 2004 and report on current operations.
      On the following pages you will find the Notice of Meeting, which lists the matters to be conducted at the meeting, and the Proxy Statement. In addition to the election of 10 directors, you will be asked to ratify the appointment of the independent registered public accounting firm.
      Your vote is very important, regardless of the number of shares you own. You can vote over the Internet, by telephone or by mail using the enclosed card.
      Your Board of Directors recommends that you vote “FOR” proposals 1 and 2.
      Thank you for your confidence in Thomas & Betts.
Respectfully,
Dominic J. Pileggi
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME & DATE	10 a.m., Central Daylight Time
                                                Wednesday, May 4, 2005

PLACE	Winegardner Auditorium
                                                The Dixon Gallery and Gardens
                                                4339 Park Avenue
                                                Memphis, Tennessee

ITEMS OF BUSINESS	• Election of 10 directors

• Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005

• Such other business as may properly come before the meeting or any adjournment or postponement.

RECORD DATE	Shareholders of record at the close of business on March 7, 2005, may vote at the meeting.

By Order of the Board of Directors,

J.N. RAINES
Secretary
Memphis, Tennessee
March 18, 2005
PLEASE VOTE YOUR SHARES PROMPTLY.

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
Proxy Statement
for
ANNUAL MEETING OF SHAREHOLDERS
       Our Annual Meeting of Shareholders will be held on May 4, 2005, at Winegardner Auditorium, The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, at 10 a.m., central daylight time.
About this Proxy Statement
       Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting. We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson Shareholder Communications, Inc., to distribute material to beneficial owners of our common stock whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $7,500 plus expenses. In addition, our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or e-mail. We will reimburse brokers, banks and others who are record holders of our common stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. This Proxy Statement is first being mailed on or about March 18, 2005.
Information about Voting

What matters will be voted on at the Annual Meeting?
      At the Annual Meeting, shareholders will be asked to vote on the following proposals:

•	Election of 10 directors, comprising all members of our Board of Directors who will serve after the Annual Meeting

•	Ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal year 2005

•	Such other business as may properly come before the meeting or any adjournment or postponement.

Who is entitled to vote at the Annual Meeting?
      The record date for the Annual Meeting is March 7, 2005. Only shareholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, we had 59,589,540 shares of common stock outstanding.

How do I vote my shares?
      You may vote your shares in person or by proxy:
      By Proxy: You can vote by telephone, the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail. Please choose only one method to cast your vote.

•	Telephone: You may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

•	Internet: You may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

•	Mail: If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.
      In Person: You may attend the Annual Meeting and vote in person. If you are a registered holder of your shares (if you hold stock certificates in your own name), you need only attend the meeting. However, if your shares are held in an account by a bank, broker or other institution, you will need to present a written consent from the custodian permitting you to vote the shares in person at the Annual Meeting.

How will my vote be counted?
      Your shares will be voted as you indicate on your proxy card. If you sign your card without indicating how you wish to vote, your shares will be voted “FOR” all of the directors nominated for election, “FOR” all of the proposals stated in this Proxy Statement, and in the proxies’ discretion on any other matter that may properly be brought before the meeting or any adjournment of the meeting.
      The votes will be tabulated and certified by our transfer agent, EquiServe Trust Company, N.A. A representative of EquiServe will serve as the Inspector of Election.

Can I change my vote after I submit my proxy?
      You may revoke a proxy at any time prior to the polls being closed by either (1) giving written notice of revocation to the Inspector of Election, EquiServe Trust Company, N.A., P.O. Box 8694, Edison, New Jersey 08818-8694, (2) timely delivering a valid, later-dated proxy or (3) voting in person at the Annual Meeting.

How many shares must be present to constitute a quorum for the meeting?
      Holders of a majority of the shares of the Company’s outstanding common stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. Any business that could have been transacted at the meeting as originally scheduled can be conducted at the adjourned meeting.

PROPOSALS
PROPOSAL NO. 1 — Election of Directors
       Ten directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2006. The ten directors will constitute our entire Board of Directors after the Annual Meeting. Each nominee named below was elected a director at the 2004 Annual Meeting. Each nominee has consented to serve as a director if elected. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly. Directors are elected by a plurality of the votes cast.
      The nominees are:

Ernest H. Drew, 67
Director since 1989
Dr. Drew has been a private investor since 1998. Prior to that time, he was Chief Executive Officer of Industries and Technology Group, Westinghouse Electric Corporation. He is also a Director of Ashland, Inc., Public Service Enterprise Group Incorporated, and UQM Technologies, Inc.

T. Kevin Dunnigan, 67
Director since 1975
Mr. Dunnigan has been our Chairman of the Board since 1992, other than a brief period in 2000. He was also our Chief Executive Officer from 1985 to 1997 and 2000 to January 2004, President from 1980 to 1994 and October 2000 to January 2003, Chief Operating Officer from 1980 to 1985, and held various other executive positions with the company and its subsidiaries. He is also a Director of C.R. Bard, Inc., PRO MACH, Inc., Imagistics International Inc., and Deere & Co.

Jeananne K. Hauswald, 60
Director since 1993
Ms. Hauswald has been Managing Director of Solo Management Group, LLC since retiring from the Seagram Company Ltd, in 1998. While at Seagram from 1987-1998, she held various positions including Vice President and Treasurer and Vice President of Human Resources. She is also a Director of Constellation Brands, Inc.

Dean Jernigan, 59
Director since 1999
Mr. Jernigan has been the President of Jernigan Property Group, LLC since 2004, and has been a private investor since 2002. Prior to that time, he was Chairman of the Board and Chief Executive Officer, from 1984 to 2002, and President, from 1984 to 2002, of Storage USA, Inc.

Ronald B. Kalich Sr., 57
Director since 1998
Mr. Kalich has been President and Chief Executive Officer of FastenTech, Inc. since 2000. He was President and Chief Executive Officer of National-Standard Company from 1999 to 2000 and President and Chief Executive Officer of Getz Bros. & Co., Inc. from 1994 to 1999. He is also a Director of FastenTech, Inc.

Kenneth R. Masterson, 61
Director since 1995
Mr. Masterson has been Executive Vice President, General Counsel and Secretary of FedEx Corporation since 1998. He is also a Director of Accredo Health, Inc.

Dominic J. Pileggi, 53
Director since 2004
Mr. Pileggi has been our Chief Executive Officer since January 2004 and President since 2003 and was Chief Operating Officer from 2003 to 2004. Previously he had been Group President-Electrical from 2000 to 2003, and Senior Vice President of Thomas & Betts Corporation from 2000 to 2002. He had been President EMS Division of Viasystems, Inc. from 1998 to 2000. Prior to 2000, he had held various executive position with the company from 1979 to 1994. He is also a Director of The Lubrizol Corporation.

Jean-Paul Richard, 62
Director since 1996
Mr. Richard has been Chairman of the Board of PRO MACH, Inc. since 1998, and was the Chief Executive Officer from 1998 to 2004. He is also a Director of PRO MACH, Inc.

David D. Stevens, 51
Director since 2004
Mr. Stevens has been Chairman of the Board and Chief Executive Officer of Accredo Health, Incorporated, since 1996. He is also a Director of Accredo Health, Incorporated, and Wright Medical Group, Inc.

William H. Waltrip, 67
Director since 1983
Mr. Waltrip has been a private investor since 2003. Previously, he was Chairman of the Board of Technology Solutions Company. He is also a Director of Theravance, Inc., Bausch & Lomb Incorporated, and Charles River Laboratories.
The Board of Directors unanimously recommends that you vote “FOR” each of the persons nominated for Director.
      Mr. Robert A. Kenkel is currently a member of the Board of Directors but will retire from the Board at the Annual Meeting of Shareholders as he has reached the mandatory retirement age for Board members. Mr. Jerre L. Stead was a member of the Board until his resignation in October 2004.
PROPOSAL NO. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
       Our independent registered public accounting firm for fiscal year 2004 was KPMG LLP. The Audit Committee has appointed this firm to audit our financial statements and internal controls for the fiscal year 2005 and until the 2006 Annual Meeting. KPMG LLP has been our independent registered public accounting firm since 1969, and has no financial interest, direct or indirect, in Thomas & Betts or any of its subsidiaries.
      Representatives of KPMG LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.
      During the past two years, the aggregate fees for professional services rendered by KPMG LLP were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2004	2003
	(in thousands)	(in thousands)

Audit Fees	$3,018	$2,229
Audit Related Fees	471	349
Tax Fees	386	911
All Other Fees	—	—

Total Fees	$3,875	$3,489
      Audit Fees include the aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal controls and review of financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

      Audit-Related Fees includes the aggregate fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees. These services consisted of assistance in the implementation of the internal control assessment required by the Sarbanes-Oxley Act of 2002, audits of benefit plans and financial due diligence.
      Tax Fees include aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning. The nature of these services was assistance with international income tax compliance and tax audits and expatriate tax consultation and return preparation.
      All of the services described above were approved by the Audit Committee.
      Ratification of the appointment of KPMG LLP will require that the number of votes cast in favor of this proposal exceed the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote. However, the Audit Committee is not bound by a vote either for or against KPMG LLP, but will consider a vote against the independent registered public accounting firm by the shareholders in selecting the independent registered public accounting firm in the future.
The Audit Committee unanimously recommends that you vote “FOR” this proposal.
AUDIT COMMITTEE REPORT
       The Audit Committee reviewed and discussed with management the audited consolidated financial statements for Thomas & Betts Corporation’s fiscal year ended December 31, 2004. The Audit Committee also discussed with KPMG LLP, the Corporation’s independent registered public accounting firm, those matters required to be discussed under standards of the Public Company Accounting Oversight Board (United States).
      The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with representatives of KPMG LLP the independence of KPMG LLP.
      Based on its review and discussions with KPMG LLP and management, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements for the fiscal year ended December 31, 2004, be included in the Corporation’s Annual Report on Form 10-K.
Jean-Paul Richard, Chairman
Jeananne K. Hauswald
Kenneth R. Masterson
David D. Stevens

CORPORATE GOVERNANCE
Board of Directors

What does the Board of Directors do?
      Our Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Corporation, except for those matters reserved to the shareholders. The Board establishes broad corporate policy, oversees the performance of our management, and gives guidance to the Corporation. It selects the senior management team, which is charged with the conduct of the Corporation’s business.

Does the Board have independent directors?
      Dr. Drew, Ms. Hauswald, Mr. Jernigan, Mr. Kalich, Mr. Masterson, Mr. Richard, Mr. Stevens, and Mr. Waltrip have been determined by the Board of Directors to be independent directors pursuant to the standards set forth in the listing requirements of the New York Stock Exchange and our Governance Guidelines. Under our guidelines, a director is not independent under the following situations:

•	a director who is an employee, or whose family member is an executive officer, of Thomas & Betts until three years after the end of such employment

•	a director (or immediate family member) who receives more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees, pension and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), until three years after he or she ceases to receive more than $100,000 per year in such compensation

•	a director (or immediate family member) who is affiliated with or employed by a present or former internal or external independent registered public accounting firm of Thomas & Betts until three years after the end of the affiliation or the employment or auditing relationship

•	a director (or immediate family member) who is employed as an executive officer of another company where any of Thomas & Betts’s present executives serve on the company’s compensation committee until three years after the end of such service or the employment relationship

•	a director (or immediate family member) who is an executive officer or an employee of a company that makes payments to, or receives payments from, Thomas & Betts for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, until three years after falling below such threshold.

How many meetings did the Board have last year?
      In 2004, the Board met 11 times. All directors attended at least 75% of the meetings of the Board and committees of which they were members.

Does the Board have executive sessions with the independent directors?
      The Board of Directors holds an executive session of independent directors at the end of each meeting during which members of management, including the Chief Executive Officer, are not present. The independent directors who chair the Audit Committee, Compensation Committee, and Nominating and Governance Committee preside over executive sessions on a rotating basis.

Where can I find a copy of Thomas & Betts’s Code of Conduct?
      A copy of Thomas & Betts’s Code of Conduct may be found at the Investor Relations section of our website at www.tnb.com under Corporate Governance. We will post any amendment or waivers to the Code of Conduct that are required to be publicly disclosed on our website at the Investor Relations section. We will also send a print copy of our Code of Conduct to any shareholder upon request directed to the Secretary.

Do Directors attend the Annual Meeting of Shareholders?
      In 2004, the majority of our Directors attended the Annual Meeting. We do not have a policy requiring the Directors to attend the Annual Meeting.

What committees does the Board have?
      The Board has appointed the following committees: Audit, Nominating and Governance, and Compensation.

Where can I get a copy of the charters for the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, or a copy of your Governance Guidelines?
      Copies of the charters of our major Board committees as well as our Governance Guidelines are available at the Investor Relations section of our website, www.tnb.com. We will also send a print copy of any charter or the Governance Guidelines to any shareholder upon request directed to the Secretary.
Audit Committee

Who are the members of the Audit Committee?
      Jean-Paul Richard, Chairman, Jeananne K. Hauswald, Kenneth R. Masterson and David D. Stevens were members of the Audit Committee. Jerre L. Stead was a member of the Audit Committee until October 2004.

How many meetings did the Audit Committee hold in 2004?
      The Audit Committee held eleven meetings in 2004.

Does the Audit Committee have independent members?
      The Audit Committee is comprised of four members of the Board, each of whom meet the independence, experience and other requirements of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, and our Governance Guidelines. Each member is financially literate as determined by the Board in its business judgment and at least one member has accounting or related financial management expertise as determined by the Board in its business judgment. The Board of Directors has determined that Jean-Paul Richard is the Audit Committee Financial Expert.

What are the duties and responsibilities of the Audit Committee?
      The Audit Committee has the following duties and responsibilities as stated in its charter.

•	Appointing, replacing and determining the compensation for and oversight of the work of the independent registered public accounting firm.

•	Assuring the independence of the independent registered public accounting firm.

•	Approving the scope of work for all services provided by the independent registered public accounting firm.

•	Reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” disclosures in the Forms 10-Q and 10-K.

•	Reviewing with the independent registered public accounting firm the company’s critical accounting policies and practices, alternative treatments for material items under generally accepted accounting practices, and other material written communications between the independent registered public accounting firm and management.

•	Discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentation and analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments in connection with the preparation of the company’s financial statements.

•	Providing a report for the annual Proxy Statement stating whether the committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K.

•	Reviewing press releases containing quarterly or annual earnings announcements.

•	Discussing with management major financial risk exposures and policies with respect to risk management and assessment.

•	Reviewing our internal audit plan, and the responsibilities, budget and staffing of our internal audit function.

•	Reviewing with the CEO and CFO their reports regarding their evaluation of the effectiveness of the company’s disclosure controls and procedures and internal controls over financial reporting.

•	Establishing procedures for the receipt, retention and treatment of confidential complaints regarding accounting, internal accounting controls or auditing matters.

Nominating and Governance Committee

Who are the members of the Nominating and Governance Committee?
      Ernest H. Drew, Chairman, Kenneth R. Masterson, and David D. Stevens are the members the Nominating and Governance Committee. Jerre L. Stead was a member of the Nominating and Governance Committee until October 2004.

How many meetings did the Nominating and Governance Committee have in 2004?
      The Nominating and Governance Committee met four times in 2004.

Does the Nominating and Governance Committee have independent members?
      The Nominating and Governance Committee is comprised of three directors, each of whom is an independent director as set forth in our Governance Guidelines and under the listing standards of the New York Stock Exchange and meets the requirements of a “non-employee director” under Section 16 of the Securities Exchange Act of 1934.

What are the duties and responsibilities of the Nominating and Governance Committee?
      The Nominating and Governance Committee has the following duties and responsibilities as stated in its charter.

•	Identifying individuals who are qualified to become members of the Board, consistent with the criteria approved by the Board.

•	Considering recommendations by non-member directors, shareholders, management and employees for candidates for nomination and re-nomination as directors in accordance with guidelines developed by the Committee.

•	Recommending to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings.

•	Recommending individuals to fill any vacancies created on the Board.

•	Making recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, and assessing whether the qualifications and experience of candidates for nomination and re-nomination to the Board meet the then current needs of the Board.

•	Reviewing and making recommendations to the Board regarding the composition, duties and responsibilities of various committees of the Board.

•	Overseeing the annual evaluation of the Board and of management of the Corporation.

•	Reviewing and establishing the compensation of non-employee members of the Board.

•	Developing, reviewing and evaluating the Corporation’s governance policies and practices, including its governance guidelines and recommending to the Board any proposed changes to such governance policies, practices and guidelines.

•	Performing an annual performance evaluation of the Committee.

Does the Nominating and Governance Committee have a policy regarding consideration of director candidates recommended by shareholders?
      The Nominating and Governance Committee will consider nominating director candidates recommended by a shareholder, consistent with the criteria for nomination and service approved by the Board. Any shareholder who desires to submit a candidate for nomination to our Board should do so pursuant to our Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting described later in this proxy statement.

What qualifications do the Nominating and Governance Committee consider when determining nominees to serve on our Board?
      The Nominating and Governance Committee considers the following qualifications to be important in determining whether a person should be nominated to serve on our Board:

•	Independence of the prospective nominee

•	Expertise in the areas of marketing, manufacturing operations, finance, technology, legal or human resources

•	Prior experience as an executive officer of a publicly-traded company

•	Understanding of international business
The Nominating and Governance Committee will evaluate candidates for nomination without regard to whether such person was recommended by a shareholder, a member of the Committee or another director.
Compensation Committee

Who are the members of the Compensation Committee?
      Robert A. Kenkel, Chairman, Dean Jernigan, Ronald B. Kalich Sr. and William H. Waltrip are the members of the Compensation Committee.

How many meetings did the Compensation Committee have in 2004?
      The Compensation Committee met five times in 2004.

Does the Compensation Committee have independent members?
      Each of the members of the Compensation Committee meets the independence requirements of the NYSE listing standards and our Governance Guidelines, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.

What are the duties and responsibilities of the Compensation Committee?
      The Compensation Committee has the following duties and responsibilities as stated in its charter.

•	Reviewing and approving no less frequently than annually, the Corporation’s compensation philosophy for the Chief Executive Officer and other key management.

•	Reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his/her performance in light of those goals and objectives, and setting his/her compensation based on this evaluation.

•	Approving and reporting to the Board the annual compensation (including setting goals and objectives under incentive plans) of the Corporation’s Chief Executive Officer and the next four most highly compensated members of key management who will be named in the Corporation’s annual proxy statement.

•	Establishing direct and indirect benefits for the Chief Executive Officer and key management, which are in addition to any benefits under the Corporation’s broadly-based benefit plans.

•	Reviewing and approving policies with respect to key management perquisites.

•	Making recommendations to the Board (and shareholders as required by law or the NYSE listing standards) with respect to the establishment and terms of incentive compensation plans and equity-based plans and administering such plans, including reviewing and approving any awards to be granted to management under any plan implemented by the Corporation.

•	Reviewing and approving any employment and severance arrangements and benefits of the Chief Executive Officer and key management in light of practices at comparable companies and any benefits received by the Corporation in connection with such arrangements.

•	Reviewing on a periodic basis the operation of the Corporation’s compensation program to evaluate its effectiveness and recommending to the Board of Directors steps to modify compensation programs as may be deemed appropriate to help ensure that benefits or payments are reasonably related or are proportionate to the benefits received by, or performance of, the Corporation.

•	Reviewing and approving any compensation arrangement for an executive officer involving any subsidiary, special purpose entity or other affiliate of the Corporation.

•	Reviewing on a periodic basis personnel policies applicable to key management assuring they support the objectives of the Corporation and are in the long-term best interests of shareholders.

•	Reviewing any key management development and succession plans to determine that specific steps are taken to assure the future availability of key executives.

•	Reviewing major organization changes, which may impact key management succession plans and incentive compensation systems, and making recommendations to the Board where Board action is required.

•	Producing an annual report on executive compensation for inclusion in the Corporation’s annual proxy statement in accordance with applicable law.

DIRECTOR AND OFFICER COMPENSATION
Director Compensation
       Nonemployee directors received the following fees for the 2004 fiscal year:

Annual Retainer	$35,000
Committee Chairman Annual Retainer	$5,000
Audit Committee Chairman Annual Retainer	$10,000
Board Meeting Fee	$2,000
Committee Meeting Fee	$1,500
      Pursuant to the 2004 Nonemployee Director Equity Compensation Plan, in May 2004 each nonemployee director received a restricted stock award with a fair market value of $22,000 as of the grant date and a one year restriction period, and also received a stock option grant valued at $40,700, as determined by a Black-Scholes option valuation method as of the grant date, that has one-year vesting. The nonemployee Chairman of the Board, T. Kevin Dunnigan, did not receive the nonemployee director fees and stock and option grants, but instead was paid a fee of $400,000, pursuant to an agreement that is discussed in further detail on page 17 of this proxy statement.
      No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director or as a member of any committee.
Executive Compensation
       This table shows the compensation paid to the Chief Executive Officers and the other four most highly paid executives for the past three fiscal years.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and		Salary	Bonus	Compensation[4]	Awards[5]	Options/SARs	Compensation[6]
Principal Position	Year	($)	($)	($)	($)	Granted(#)	($)

T. Kevin Dunnigan	2004	449,038 [7]	—	33,131	—	93,476	5,530,557
Chairman and former	2003	849,737	764,763	25,000	894,861	—	105,270
Chief Executive Officer[1]	2002	815,701	850,368	25,000	866,595	—	118,559

Dominic J. Pileggi	2004	644,615	773,538	255,040	487,367	77,232	71,405
President and Chief	2003	549,000	491,904	27,000	458,395	—	45,645
Executive Officer[2]	2002	419,923	244,395	27,000	252,674	—	34,615

J.N. Raines	2004	320,896	240,672	20,000	140,520	16,377	28,595
Vice President — General	2003	311,908	199,621	20,000	135,430	18,705	29,748
Counsel and Secretary	2002	300,000	208,500	20,000	131,162	16,366	28,777

Christopher P. Hartmann	2004	308,896	249,743	33,585	204,024	23,779	21,682
President — Electrical	2003	201,923	62,192	119,881	151,900	25,000	15,351
Division[3]

Kenneth W. Fluke	2004	284,804	234,963	20,000	73,894	18,613	19,567
Senior Vice President —	2003	220,915	113,109	20,000	168,950	—	16,007
Chief Financial Officer	2002	209,961	116,739	20,000	67,432	—	11,687

Connie C. Muscarella	2004	236,919	142,151	44,565	68,328	10,828	19,263
Vice President —	2003	229,927	117,723	46,812	67,445	—	18,070
Human Resources	2002	220,460	122,576	20,000	91,275	—	15,642
and Administration

[1]	Mr. Dunnigan retired as Chief Executive Officer on January 16, 2004.

[2]	Mr. Pileggi was elected Chief Executive Officer on January 16, 2004.

[3]	Mr. Hartmann was first employed in April 2003.

[4]	All of the persons shown in the Summary Compensation Table received a perquisites allowance of $20,000 per year, except for Mr. Dunnigan who received $25,000 in 2002 and 2003, and $1,442 in 2004, Mr. Pileggi who received $27,000 for each year shown, and for Mr. Hartmann in 2003 who received a prorated allowance of $13,462 for a partial year of employment. Other amounts included in Other Annual Compensation include: for Mr. Dunnigan in 2004, $24,267 for personal use of company aircraft and $7,421 in taxes paid for personal use of company aircraft; for Mr. Pileggi in 2004, $175,275 in taxes paid related to restricted stock, $34,454 for personal use of company aircraft and $16,796 in taxes paid for personal use of company aircraft; for Mr. Hartmann in 2004, $7,065 for relocation expenses and $3,020 in taxes paid on relocation expenses, and for 2003 included $84,997 in relocation expenses and $21,422 in taxes paid on relocation expenses; and for Ms. Muscarella in 2004, $24,565 in taxes paid related to restricted stock and in 2003, $26,812 in taxes paid related to restricted stock.

[5]	Restricted Stock Awards column shows fair market value of shares awarded as of the date of grant. The number and value of the aggregate restricted stock holdings as of December 31, 2004, based on the closing market price of the common stock on December 31, 2004, of $30.75, are as follows:

	Number
Name	of Shares	Value

T. K. Dunnigan	200	$6,150
D.J. Pileggi	76,212	$2,343,519
J.N. Raines	19,803	$608,942
C.P. Hartmann	27,115	$833,786
K.W. Fluke	25,615	$787,661
C.C. Muscarella	10,558	$324,659
      All restricted stock held by T. Kevin Dunnigan vested immediately upon the date of his retirement, January 16, 2004, pursuant to the terms of his Retirement Agreement, with the exception of 200 shares he received under the Restricted Stock Plan for Nonemployee Directors on May 3, 2000. The restriction will be lifted upon his termination as a Director.
      Shares of restricted stock are eligible to receive dividends, if any are paid.

[6]	The amounts reported in 2004 under All Other Compensation are comprised of the following:

		Matching	Premiums Paid
	Matching	Contributions to	for Group Term
	Contributions to	Nonqualified	and Whole Life
Name	401(k) Plan	Savings Plan	Insurance

T.K. Dunnigan	$6,625	$19,786	—
D.J. Pileggi	$6,625	$29,543	$35,237
J.N. Raines	$6,625	$9,885	$12,085
C.P. Hartmann	$6,674	$5,020	$9,988
K.W. Fluke	$6,650	$6,270	$6,647
C.C. Muscarella	$6,663	$4,854	$7,746
      In addition, All Other Compensation includes for Mr. Dunnigan in 2004 $4,565,917 in a lump sum payout upon his retirement, and the value of 40,061 shares of common stock granted to him upon his retirement, valued as $938,229 as of the grant date.

[7]	Salary for Mr. Dunnigan for 2004 includes $400,000 in payments pursuant to his agreement as Chairman of the Board and $49,038 in salary as an employee through his retirement date.

Option/SAR Grants in Last Fiscal Year
      The following table shows stock options granted under the Corporation’s 1993 Management Stock Ownership Plan to our executive officers during the last fiscal year. Executive officers were not granted SARs.

	Individual Grants
					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options/SARs			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term[2]
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted[1]	Fiscal Year	($/Sh)	Date	5%($)	10%($)

T.K. Dunnigan	93,476	9.68	23.42	01/16/2010	744,540	1,689,107
D.J. Pileggi	77,232	8.00	20.02	02/04/2014	972,387	2,464,220
J.N. Raines	16,377	1.70	20.02	02/04/2014	206,194	522,536
C.P. Hartmann	23,779	2.46	20.02	02/04/2014	299,389	758,710
K.W. Fluke	8,613	0.89	20.02	02/04/2014	108,442	274,813
	10,000	1.04	24.205	04/30/2014	152,224	385,765
C.C. Muscarella	10,828	1.12	20.02	02/04/2014	136,330	345,486

[1]	Options are exercisable in one-third increments on each of the first, second and third anniversaries of the date of grant.

[2]	Potential realizable value is the result of calculations at the rates of 5% and 10% annual appreciation specified by the Securities and Exchange Commission and are not forecasts of the value of the Common Stock.
Aggregated Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values
      The following table stock option exercised by certain executive officers during the last fiscal year and unexercised options held as of the end of the fiscal year.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at		Options/SARs at
	Acquired on	Value	Fiscal Year-end(#)		Fiscal Year-end($)[1]
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

T.K. Dunnigan	—	—	694,466	—	5,735,577	—
D.J. Pileggi	—	—	92,654	252,232	1,353,269	2,394,123
J.N. Raines	—	—	47,146	34,302	476,120	411,143
C.P. Hartmann	7,800	83,538	534	40,445	8,261	510,832
K.W. Fluke	—	—	13,373	68,613	134,664	605,442
C.C. Muscarella	—	—	21,417	60,828	144,016	564,460

[1]	Fair market value of shares that may be acquired upon exercise of in-the-money options on December 31, 2004 ($30.66), less option exercise price.

Pension Plan Table
      The following table shows the estimated annual retirement benefits payable to the Named Executive Officers under the Thomas & Betts Pension Plan and the Thomas & Betts Corporation Executive Retirement Plan, prior to offset as described below, assuming retirement at age 60 with the indicated levels of remuneration and years of credited service.

	Years of Service

Remuneration($)	5	10	15	20	25	30	35

200,000	25,000	50,000	75,000	100,000	115,000	130,000	145,000
300,000	37,500	75,000	112,500	150,000	172,500	195,000	217,500
400,000	50,000	100,000	150,000	200,000	230,000	260,000	290,000
500,000	62,500	125,000	187,500	250,000	287,500	325,000	362,500
600,000	75,000	150,000	225,000	300,000	345,000	390,000	435,000
700,000	87,500	175,000	262,500	350,000	402,500	455,000	507,500
800,000	100,000	200,000	300,000	400,000	460,000	520,000	580,000
900,000	112,500	225,000	337,500	450,000	517,500	585,000	652,500
1,000,000	125,000	250,000	375,000	500,000	575,000	650,000	725,000
1,100,000	137,500	275,000	412,500	550,000	632,500	715,000	797,500
1,200,000	150,000	300,000	450,000	600,000	690,000	780,000	870,000
1,300,000	162,500	325,000	487,500	650,000	747,500	845,000	942,500
1,400,000	175,000	350,000	525,000	700,000	805,000	910,000	1,015,000
1,500,000	187,500	375,000	562,500	750,000	862,500	975,000	1,087,500
1,600,000	200,000	400,000	600,000	800,000	920,000	1,040,000	1,160,000
1,700,000	212,500	425,000	637,500	850,000	977,500	1,105,000	1,232,500
1,800,000	225,000	450,000	675,000	900,000	1,035,000	1,170,000	1,305,000
1,900,000	237,500	475,000	712,500	950,000	1,092,500	1,235,000	1,377,500
2,000,000	250,000	500,000	750,000	1,000,000	1,150,000	1,300,000	1,450,000
      The remuneration specified above includes salary and bonus as reported in the Summary Compensation Table. The annual retirement benefits are based on the annualized average compensation during the 60 consecutive month period that provides the highest average for the participant. The following persons have the number of years of credited service listed below.

Years of
Name	Credited Service

T.K. Dunnigan	35
D.J. Pileggi	25
J.N. Raines	8
C.P. Hartmann	6
K.W. Fluke	9
C.C. Muscarella	7
      Mr. Dunnigan reached the maximum of 35 years’ credited service under our defined benefit plans before he rejoined the Corporation in 2000; therefore he did not accrue any additional credited service under this plan.
      Mr. Pileggi, Mr. Raines, Mr. Hartmann, and Mr. Fluke have received additional 5 years credit for years of service under our non-qualified defined benefit plans beyond their tenure.

      Retirement benefits shown in the Pension Plan Table have been computed on a 10-year certain and life annuity basis and are subject to offset for benefits payable under certain prior employers’ retirement programs.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
Termination Protection Agreements
      We have agreements with each of our current executive officers providing benefits should the executive officer’s employment be terminated within three years of a change-in-control. The agreements for Mr. Pileggi and Mr. Raines provide for benefits if employment is terminated by us without cause or by the executive officer for any reason after a change-in-control event. The agreements for Mr. Fluke, Mr. Hartmann and Ms. Muscarella provide for benefits if employment is terminated by us without cause or by the executive officer for good reason after a change-in-control event. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the officer’s position; the diminution of the officer’s position, authority, duties or responsibilities; failure to provide compensation and benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the officer was employed immediately prior to the change in control; failure to require any successor to the Corporation to assume and agree to perform the agreement; or termination of employment by the executive officer within 30 days following the one-year anniversary of the change in control.
      All agreements provide that an officer’s employment may be terminated for cause, which is defined as the executive’s conviction of, or plea of guilty, to a felony; or the willful engaging by the executive in gross misconduct, which is materially and demonstrably injurious to Thomas & Betts.
      Generally, a “change in control” will be deemed to have occurred if:

•	a third person, including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of our outstanding voting securities ordinarily having the right to vote for the election of directors;

•	individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by our shareholders, was approved by a vote of at least three-quarters of the directors comprising the Board as of the date hereof (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors) shall be, for purposes of this Agreement, considered as though such person were a member of the Board as of the date hereof;

•	the consummation of any consolidation, share exchange, merger or amalgamation as a result of which the individuals and entities who were the respective beneficial owners of our outstanding common stock and our voting securities immediately prior to such consolidation, share exchange, merger or amalgamation do not beneficially own, immediately after such consolidation, share exchange, merger or amalgamation, directly or indirectly, 50% or more, respectively, of the common stock and combined voting power of the voting securities entitled to vote resulting from such consolidation, share exchange, merger or amalgamation; or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets or earning power; or

•	the approval by our shareholders of a plan of complete liquidation or dissolution of the corporation.
      Each agreement provides for severance benefits, defined as payment of earned but unpaid salary and annual bonus, a lump sum of cash equal to three times the Executive’s annual compensation of base salary, higher of target bonus or highest bonus paid within the last five years and the executive’s perquisite allowance, up to three years of additional health care coverage, immediate vesting of all stock options and restricted shares, retirement benefits as provided the Executive Retirement Plan, and outplacement services.
Agreement with Former CEO
      In connection with Mr. Dunnigan’s retirement as CEO and in recognition of his many years of service and valued leadership in restoring financial stability and operational excellence to Thomas & Betts over the past three years, we entered into a retirement agreement with Mr. Dunnigan effective January 2004.
      Under the terms of the retirement agreement, Mr. Dunnigan received an option to purchase 93,476 shares of common stock, a stock award of 40,061 shares, and an incentive bonus for fiscal year 2003 of $765,000. Mr. Dunnigan’s equity awards are approximately equal to the targeted annual value of such awards for a Thomas & Betts executive at his level. Mr. Dunnigan also received retirement benefits under our Executive Retirement Plan totaling $3.9 million, which was accrued in our fiscal year ended December 31, 2003. All restricted stock and stock options held by Mr. Dunnigan vested immediately on the date of his retirement.
      The retirement agreement as amended in September 2004, provides that Mr. Dunnigan will serve as the non-employee Chairman of the Board until December 31, 2005, and devote his knowledge, skill, attention and energies to the performance of the duties associated with this role and perform other projects assigned by the Board or requested by the chief executive officer. Mr. Dunnigan also agreed to refrain from engaging in any business, service or employment without the prior consent of the Board during the term of the agreement. In return for these services, Mr. Dunnigan will be paid $400,000 in installments per year and will be reimbursed for travel and other expenses incurred as a result of fulfilling these duties.
      Mr. Dunnigan will continue to have the use of an office and administrative support at our headquarters and have access to the corporate aircraft for personal use in accordance with the terms and conditions in effect under his former employment agreement. Mr. Dunnigan will not receive any other fees, stock awards, retirement benefits or other compensation for serving as a member of the Board or any committee of the Board during the term of the agreement, although the Board may determine, from time to time within its sole discretion, but without any obligation to do so, that Mr. Dunnigan should receive additional compensation for services he may provide beyond those outlined in the retirement agreement.
Compensation Committee Report on Executive Compensation
      The Compensation Committee is responsible for establishing and administering executive compensation policies. In discharging its duties, the Committee at least annually benchmarks the ongoing competitiveness of the Corporation’s compensation programs against other companies of similar size in comparable industries in order to determine whether such programs are achieving the desired goals and objectives of the Corporation in this area. The Committee also reviews the performance of the executive management team and establishes individual compensation levels for each member after considering the advice of independent, outside advisors. The Committee is comprised entirely of independent, non-employee members of the Board of Directors.
      During the fourth quarter of 2004, the Committee reviewed the Corporation’s compensation philosophy. With the assistance of independent advisors, the Corporation’s executive compensation and benefit plans were compared with current and emerging competitive practices, legal and regulatory developments and corporate governance trends.
Executive Compensation Philosophy
      The executive compensation program is designed to:

•	align the interests of senior management with the interests of our shareholders;

•	balance annual performance targets with incentives to achieve long-term success; and

•	attract, motivate, and retain key talented executives needed to compete successfully in an intensely competitive environment.
      The Committee targets total direct compensation at the median of general industry companies, a high percentage of which are represented in the S&P 400, an index of mid-cap public companies that includes the Corporation. Since compensation levels in the electrical industry are generally consistent with general industry levels, where pay and performance data are more easily accessible, the Committee believes that general industry companies represent an appropriate comparative framework.
Compensation Components
      Executive compensation consists of annual salary, annual incentives and long term incentives. The annual and long-term incentive components of compensation are sufficiently variable to establish a strong relationship between total return to shareholder performance and actual total direct compensation levels over time.
      Base Salary: Base salaries are set by periodic comparison to rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance and potential, and changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the base salaries in 2004 for the Chief Executive Officer and other executive officers named in the Summary Compensation Table was slightly below the targeted level.
      Annual Incentive: Annual incentives are based upon actual performance compared to established corporate and operating division performance goals. The proportion of an employee’s compensation consisting of incentive compensation increases as the scope and level of the individual’s responsibilities increase. In 2004, the annual incentives ranged between 40% and 80% of base salary for median performance and provided a maximum payout of between 60% and 120% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile. For the Chief Executive Officer and other executive officers named in the Summary Compensation Table, performance targets established in February 2004 were based upon achievement of specified performance objectives in profitability (Earnings Per Share and EBIT) and working capital (Days Inventory and Days Sales Outstanding) measures. As a group, the average of the executive officers’ incentive payments under the Thomas & Betts Management Incentive Plan for fiscal year 2004 was 79% of base salary. In addition, the Compensation Committee approved a separate discretionary bonus to reflect the significant impact of steel costs increases and availability issues on the electrical and steel structures businesses’ inventory. This discretionary amount represented an additional 12% of base salary in the amount of the annual incentive payment paid to the executive officers.
      Long-Term Incentives: Long-term incentive awards are currently in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide a present value at grant date at approximately the 50th percentile for general industry, according to a mix predetermined by the Committee. For executive officers, the expected value of grants ranges from approximately 80% to 200% of base salary. Individual grants may vary based on the Committee’s assessment of individual performance and potential. As a group, the average of the annual long-term incentive awards in 2004 for the Chief Executive Officer and other executive officers named in the Summary Compensation Table was 115% of base salary. In determining stock option and restricted stock awards, the Committee did not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have terms of ten years, and generally vest over a three-year period at the rate of one-third per year. Restricted stock vests at the end of three years.

Compensation of the Chief Executive Officer
      In January 2004, Mr. Dunnigan retired as CEO and Mr. Pileggi was elected as CEO. In conjunction with his retirement, the Corporation entered into an agreement with Mr. Dunnigan that is described in this Proxy Statement under “Employment Contracts and Termination of Employment and Change-of-Control Arrangements.”
      Mr. Pileggi’s 2004 compensation consisted of base salary, annual incentive and long-term incentives. The Committee determined the level for each of these elements using methods consistent with those used for the other senior executives. The Committee discussed this determination with the Board. In 2004, Mr. Pileggi’s base salary was at an annual rate of $650,000. This placed his base salary below the median of salaries paid to chief executive officers in general industry companies of comparable size.
      Mr. Pileggi’s target annual incentive was 80% of base salary in 2004, and the maximum incentive payable was 120% of base salary. Mr. Pileggi received an annual incentive payment in the amount of $665,243 under the Management Incentive Plan. The award was based on exceeding the target for EPS and Accounts Receivables. In addition, the Compensation Committee used its discretion to approve a separate discretionary bonus in the amount of $108,295 for Mr. Pileggi, to reflect the significant impact of steel costs increases and availability issues on the electrical and steel structures businesses’ inventory.
      The Corporation offers each of its employees that receive restricted stock the option of receiving an award of all restricted stock, or an award of a reduced amount of restricted stock and an amount in cash equal in fair market value to the reduced amount of restricted stock in cash to pay taxes on the restricted stock award in order to elect treatment of the transaction under Section 83(b) of the Internal Revenue Code. In 2004, Mr. Pileggi elected to received a reduced award of 24,344 shares of restricted stock and an amount in cash to pay the taxes to elect treatment under Section 83(b). In addition, Mr. Pileggi was also granted an option to purchase 77,232 shares at the fair market value as of the date of grant. The Committee targeted the expected value of the stock option and restricted stock awards to Mr. Pileggi to be at the 50th percentile of general industry.
Tax Deductibility of Executive Compensation
      The Corporation generally designs and administers compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Performance-based compensation is a significant part of executive compensation, and the Corporation takes reasonable action to maximize the deductibility by the Corporation of such compensation.
      The Management Incentive Plan and the Equity Compensation Plan were approved by the shareholders at the annual meeting in 2004. Annual incentive awards and stock option grants under these plans are made in a manner such as to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code that is not subject to a limit on deductibility. Base salary and the value of restricted stock awards do not qualify as performance-based compensation under the Code. However, it is unlikely in the near term that such amounts, as calculated under the Code, paid to any executive, other than the Chief Executive Officer, will exceed the deductibility limit. We have structured the proposed Equity Compensation Plan and Long Term Incentive Plan so that most amounts paid under those plans will be fully deductible.
Robert A. Kenkel, Chairman
Dean Jernigan
Ronald B. Kalich, Sr.
William H. Waltrip

Performance Graph
      This graph shows, from the end of fiscal year 1999 to the end of fiscal year 2004, changes in the value of $100 invested in each of Thomas & Betts’s common stock, Standard & Poor’s 500 Composite Index, and a peer group consisting of five companies whose businesses are representative of our business segments. The companies in the peer group are: Amphenol Corporation, Cooper Industries, Ltd., Eaton Corporation, Hubbell Incorporated, and Rockwell Automation Corporation.

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04

Thomas & Betts Corp.	$100	$54	$72	$58	$78	$105

S&P 500®	$100	$91	$80	$62	$80	$89

Custom Peer Group (5 Stocks)	$100	$107	$107	$116	$181	$237

      The Peer Group has been weighted in accordance with each company’s market capitalization as of the beginning of each quarter of each of the five years covered by the performance graph. The weighted return for each quarter was calculated by summing the products obtained by multiplying (i) the percentage that each company’s market capitalization represents of the total market capitalization for all companies in the indexes for each such quarter by (ii) the total shareholder return for that company for each such quarter.

SECURITY OWNERSHIP
Security Ownership of Management
       The following table shows beneficial ownership of our Common Stock as of March 7, 2005, by each director, the Chief Executive Officer, each of the other four most highly compensated executive officers who were serving as executive officers at the end of 2004, and all directors and executive officers as a group. Except as otherwise stated in the footnotes, each of the individuals named exercises sole voting and investment power over his or her shares.

	Beneficial Ownership as of
	March 7, 2005[1]

Name	Shares	Percentage(%)

Ernest H. Drew	41,757	*
T. Kevin Dunnigan	738,276	1.2
Jeananne K. Hauswald	26,373	*
Dean Jernigan	27,154	*
Ronald B. Kalich Sr.	32,023	*
Robert A. Kenkel[2]	27,574	*
Kenneth R. Masterson	25,725	*
Jean-Paul Richard	29,789	*
David D. Stevens	6,099	*
William H. Waltrip	28,125	*
Dominic J. Pileggi	229,890	*
J.N. Raines	101,812	*
Christopher P. Hartmann	43,909	*
Kenneth W. Fluke	54,816	*
Connie C. Muscarella	47,063	*
All directors and executive officers as a group (15 persons)	1,460,385	2.4

*	Less than 1%.

[1]	Includes shares that may be acquired within 60 days of March 7, 2005, through the exercise of stock options. For Directors, included are stock credits that may be converted to common stock upon a Director’s retirement. The stock credits have no voting rights. Shares shown also include restricted stock that has voting power but no dispositive power during the restriction period.

	Shares that may be
	acquired within
	60 days
	of March 7, 2005, by		Shares of
	the exercise of Stock	Number of	Restricted
Name	Options	Stock Credits	Stock

Ernest H. Drew	20,104	17,108	2,800
T. Kevin Dunnigan	674,866	—	200
Jeananne K. Hauswald	20,104	2,590	2,484
Dean Jernigan	19,638	1,288	1,283
Ronald B. Kalich Sr.	20,104	9,374	1,600
Robert A. Kenkel	20,104	2,725	2,400
Kenneth R. Masterson	20,104	2,426	2,250
Jean-Paul Richard	20,104	2,040	2,000
David D. Stevens	3,504	—	150
William H. Waltrip	20,104	4,076	2,800
Dominic J. Pileggi	118,398	—	76,212
J.N. Raines	64,295	—	19,803
Christopher P. Hartmann	16,794	—	27,115
Kenneth W. Fluke	19,578	—	25,615
Connie C. Muscarella	25,027	—	10,558
All Directors and Executive Officers as a group (15 persons)	1,082,828	41,627	177,270

[2]	Includes 1,000 shares held in a family trust of which Mr. Kenkel and his wife are co-trustees and with respect to which Mr. Kenkel shares voting and dispositive power with his wife.
Beneficial Owners of More Than 5% of Common Stock

	Beneficial Ownership

Name	Shares	Percent(%)

Gabelli Asset Management Inc.[1]	9,289,660	15.6
One Corporate Center
Rye, New York 10580
Vanguard Horizon Funds—Vanguard	5,450,000	9.2
Capital Opportunity Fund[2]
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Sasco Capital, Inc.[3]	3,021,100	5.1
10 Sasco Hill Road
Fairfield, CT 06430

[1]	Gabelli Asset Management Inc, a parent holding company, disclaims dispositive power and voting power as to all shares. GAMCO Investors, Inc., a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive power as to 7,469,660 shares and sole voting power as to 7,005,060 shares. MJG Associates, Inc., an investment manager, has sole dispositive power and sole voting power as to 18,000 shares. Gabelli Funds, LLC, a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive and sole voting power as to 1,800,000 shares. Gabelli Securities, Inc., an investment manager and majority owned subsidiary of Gabelli Asset Management Inc., has sole dispositive and sole voting power as to 2,000 shares. Information regarding Gabelli Asset Management Inc. is from the Schedule 13D/ A filed with the Securities and Exchange Commission on November 22, 2004.

[2]	Vanguard Horizon Funds — Vanguard Capital Opportunity Fund, a registered investment company has sole voting power as to all shares. Information regarding Vanguard Horizon Funds — Vanguard Capital Opportunity Fund is from the Schedule 13G/ A filed with the Securities and Exchange Commission on February 11, 2005.

[3]	Sasco Capital, Inc. has sole voting power as to 882,350 shares and sole dispositive power as to 3,021,000 shares. Information regarding Sasco Capital, Inc. is from the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005.
Section 16(a) Beneficial Ownership Reporting Compliance
       On the basis of our review of reports and representations submitted by the directors and executive officers of the Corporation, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed in 2004 with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that T. Kevin Dunnigan was one day late filing one Form 4 reporting the sale of 100,000 shares of common stock.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
Proxy Statement Proposals
       Shareholder proposals intended to be included in the Proxy Statement for the Annual Meeting of Shareholders to be held in 2006, in addition to meeting requirements established by the Securities and Exchange Commission, must be in writing and received by the Secretary at our principal executive offices prior to November 26, 2005.
Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting
       Shareholders who wish to present director nominations or other business at the Annual Meeting of Shareholders to be held in 2005 must give notice to the Secretary at our principal executive offices on or prior to January 4, 2006. Our Bylaws specify the information to be included in this shareholder’s notice. A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary of the Corporation. The recommendation should be accompanied by the person’s written consent to be named as a candidate and, if nominated and elected, to serve as a director. A shareholder may obtain a copy of the Bylaws by making a written request to the Secretary or from www.tnb.com.
      All shareholder director nominations submitted to the Secretary must be in accordance with the Corporation’s Bylaws, the Tennessee corporate law and the federal securities laws. The Secretary will forward all shareholder nominations immediately to the Chairman of the Nominating and Governance Committee for consideration by the Committee.
Communicating with the Board of Directors
       You may contact the Board of Directors or any committee of the Board of Directors by using any of the following methods:

•	Anonymous submissions may be submitted in writing, in a sealed envelope, addressed to the Secretary of the Corporation. The Secretary will forward the sealed envelope to a non-employee director designated by the Board of Directors to receive and address such communications. This procedure is described under the heading “Shareholder Communications with the Board of Directors” in the Investor Relations section of our website at www.tnb.com.

•	Other communications may be submitted through the Secretary or the Corporation’s EmPower Line, a hotline operated by a third party, toll free at 1-888-511-5093. Either the Secretary or the third party vendor will forward the submission to a non-employee director designated by the Board of Directors to receive and address such communications.

THOMAS & BETTS CORPORATION
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
LOG ON TO THE INTERNET AND GO TO http://www.eproxyvote.com/tnb.		ON A TOUCH-TONE TELEPHONE, DIAL 1-877-779-8683 FROM THE U.S. AND CANADA OR DIAL 001-1-201-536-8073 FROM OTHER COUNTRIES.
IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

DETACH HERE

☒	Please mark votes as in this example.	#THB

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of Directors.
Nominees:
	01 E.H. Drew	05 R.B. Kalich Sr.	09 D.D. Stevens
	02 T.K. Dunnigan	06 K.R. Masterson	10 W.H. Waltrip
	03 J.K. Hauswald	07 D.J. Pileggi
	04 D. Jernigan	08 J.P. Richard

		FOR	WITHHOLD
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐

For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

Discontinue future mailing of duplicate Annual Reports.				☐

Check box for change of address.				☐

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

THOMAS & BETTS CORPORATION
ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2005 at 10:00 a.m.

Winegardner Auditorium
Dixon Gallery and Gardens
4339 Park Avenue
Memphis, Tennessee

DETACH HERE

P
R
O
X
Y

THOMAS & BETTS CORPORATION
Solicited on Behalf of the Board of Directors
ANNUAL MEETING OF SHAREHOLDERS–MAY 4, 2005–10:00 a.m.
Winegardner Auditorium, Dixon Gallery and Gardens
4339 Park Avenue, Memphis, Tennessee

Your shares will be voted as recommended by the Board of Directors unless you indicate otherwise in which case they will be voted as marked. The undersigned hereby appoints DOMINIC J. PILEGGI and J.N. RAINES as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 7, 2005, at the Annual Meeting of Shareholders to be held on May 4, 2005, or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’recommendations.

PLEASE VOTE PROMPTLY. UNLESS YOU ARE VOTING BY TELEPHONE OR INTERNET,
DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?